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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                             (Amendment No.  15   )*
                                            ------

                             Del Laboratories, Inc.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                     Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------

                       (Title of Class of Securities)

                                   24509110309
                      ----------------------------------
                                 (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 4 Pages

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CUSIP No. 24509110309                 13G                 Page  2  of  4  Pages
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
     PERSON

          Dan K. Wassong
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (a)  / /
     OF A GROUP*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
          U.S.A
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING
 BENEFICIALLY                       POWER
 OWNED BY                          1,723,502
 EACH REPORTING              --------------------------------------------------
 PERSON WITH                  (6) SHARED VOTING
                                    POWER
                                        0
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE
                                    POWER
                                   1,684,504
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE
                                    POWER
                                      38,998
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,723,502
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          35.1 %
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
          IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                Page 2 of 4 Pages
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ITEM 4.        OWNERSHIP.

               (a)  AMOUNT BENEFICIALLY OWNED:

                           1,723,502 shares(1)

               (b)  PERCENT OF CLASS:

                           35.1%(2)

               (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                     (i)     SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                                  1,723,502

                    (ii)     SHARED POWER TO VOTE OR DIRECT THE VOTE:

                                  -0-

                   (iii)     SOLE POWER TO DISPOSE OR DIRECT THE DISPOSITION OF:

                                  1,684,504

                    (iv)     SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION
                             OF:

                                  38,998

-----------------------
     (1) All share numbers reported in this form reflect a 2-for-1 stock split effect by the issuer in June 1995. Includes 947,797 shares owned individually by Mr. Wassong, 736,707 shares issuable upon exercise of options held by Mr. Wassong, and 38,998 shares held for the account of Mr. Wassong by the issuer's Employee Stock Ownership Plan (as of the latest annual report for the Plan).

     (2) Based on 4,177,990 shares outstanding at December 31, 1995 and 736,707 shares issuable upon exercise of options held by Mr. Wassong.


                                Page 3 of 4 Pages


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                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 13, 1996           /s/ Dan K. Wassong
                                   -------------------------
                                   Dan K. Wassong


                                Page 4 of 4 Pages